                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported) April 15, 2004
                                                          --------------


                       Knowles Electronics Holdings, Inc.


          DELAWARE                  333-40076                 36-2270096
     -----------------             ------------          ------------------
          (State                   (Commission            (IRS Employer
     of incorporation)             File Number)          Identification No.)


                  1151 MAPLEWOOD DRIVE, ITASCA, ILLINOIS 60143
               (Address of principal executive offices) (Zip Code)


        Registrant's telephone number, including area code (630) 250-5100
                                                           --------------



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ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE


         Knowles Electronics Holdings, Inc. has obtained a Seventh Amendment to Credit Agreement and Second Amendment to Security Agreement dated as of April 8, 2004 to the Credit Agreement dated as of June 28, 1999, as amended and restated as of July 21, 1999 (as amended, restated, supplemented or otherwise modified from time to time) among Knowles Electronics Holdings, Inc. (f/k/a Knowles Electronics, Inc.), as Parent Borrower, Lenders, JPMorgan Chase Bank (successor to The Chase Manhattan Bank) as Administrative Agent and Morgan Stanley Senior Funding, Inc., as Syndication Agent, (the "Seventh Amendment"). The Seventh Amendment, which is effective April 14, 2004, provides for Tranche D Term Loans in a principal amount of $48 million, refinance of Tranche C Term Loans with Tranche D Term Loans and amends the interest coverage ratio and leverage ratio requirements, among other changes. The Tranche D Term Loans bear interest, at the Company's option, at either: (1) one-, two-, three-, or six-month LIBOR plus 7.25%, or (2) the greatest of the prime rate, a base certificate of deposit rate plus 1.0% or the federal funds effective rate plus 0.50%, in each case plus an initial margin of 6.25%. The Company has repaid the outstanding principal balance under the Tranche C Term Loans, which had an 18.5% interest rate, of $36.0 million and paid a related prepayment penalty of $1.1 million.



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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        Knowles Electronics Holdings, Inc.


Date: April 15, 2004               By:  /s/ James H. Moyle
                                        -----------------------
                                        Name: James H. Moyle
                                        Title: Executive Vice-President and CFO